87
                                                                    EXHIBIT 12.1
--------------------------------------------------------------------------------
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
--------------------------------------------------------------------------------
CAROLINA FIRST CORPORATION AND SUBSIDIARIES



                                                                                    YEARS ENDED DECEMBER 31,
($ IN THOUSANDS)                                               ------------------------------------------------------------------
                                                                    1999          1998         1997         1996         1995
                                                               ------------- ------------- ------------ ------------ ------------
 EARNINGS:
  Income from continuing operations before income
    taxes ....................................................   $  40,463     $  38,842     $ 21,936     $ 17,332     $ 14,203
 ADD:
  (a) Fixed charges ..........................................     108,963        99,018       73,056       62,292       52,384
 DEDUCT:
  (a) Interest capitalized during year .......................         134            --           --           --           --
                                                                 ---------     ---------     --------     --------     --------
 Earnings, for computation purposes ..........................   $ 149,292     $ 137,860     $ 94,992     $ 79,624     $ 66,587
                                                                 =========     =========     ========     ========     ========
 FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized ..........   $ 107,124     $  97,905     $ 72,005     $ 61,522     $ 51,758
  Portion of rents representative of the interest factor .....       1,710           984          922          641          551
  Amortization of debt expense ...............................         129           129          129          129           75
                                                                 ---------     ---------     --------     --------     --------
 Fixed charges, for computation purposes .....................   $ 108,963     $  99,018     $ 73,056     $ 62,292     $ 52,384
                                                                 =========     =========     ========     ========     ========
 Ratio of earnings to fixed charges ..........................        1.37x         1.39x        1.30x        1.28x        1.27x


                                       88